Exhibit 10.16

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“First Amendment”) is made and entered into January 23, 2008 by and between Santa Clara, LLC, a California limited liability company (“Landlord”) and PSYOP, Inc., a New York corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Lease (the “Lease”), dated November 1, 2007 pursuant to which, among other things, Landlord leases to Tenant and Tenant leases from Landlord those certain premises commonly known as 523 Victoria Avenue, Venice, California 90291 (the “demised premises”).

B. Landlord and Tenant desire to amend certain provisions of the Lease as hereinafter more particularly described.

AMENDMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning provided for such terms in the Lease.

2. Minimum Rent. Section 3.1 of the Lease is hereby deleted in its entirety and the following substituted in place thereof:

“Except as otherwise provided herein, Tenant covenants and agrees to pay to Landlord, without deduction, offset, prior notice or demand, in advance on the first (1st) day of each calendar month, at the address set forth in this Lease or at such other place as Landlord shall from time to time designate in writing to Tenant, minimum rent for the demised premises, as follows:

(a) Two Hundred Thirty Four Thousand, One Hundred Nineteen and 10/100 Dollars ($234,119.10) as consideration for entering into this Lease, which such amount has been paid by Tenant to Landlord and is deemed earned by Landlord in consideration for entering into this Lease;

(b) Thirty Four Thousand, Seven Hundred Six and 36/100 Dollars ($34,706.36) per month for the months of January, 2008, February, 2008 and March, 2008;

(c) Zero dollars for the period April 1, 2008 through June 30, 2008;

(d) Except as provided in Section 3.1(f) below, Thirty Nine Thousand, Nineteen and 85/100 Dollars ($39,019.85) per month for the period July 1, 2008 through June 1, 2017;

(e) Zero dollars per month for the period July 1, 2017 through December 31, 2017; and

(f) In the event Tenant shall timely increase the Security Deposit in accordance with the terms of Section 18.1.8. Thirty Two Thousand, Five Hundred Sixteen and 54/100 Dollars ($32,516.54) per month for the period August 1, 2008 through July 31, 2011.

3. Tenant Broker. Section 15.2.2 of the Lease is hereby deleted and the following substituted in place thereof:

“15.2.2 Brokers. Tenant has not dealt with any broker in connection with the negotiation of this Lease other than Lee & Associates, which will be compensated solely by the Tenant in the amount of One Hundred, Thirty Thousand and No/100 Dollars ($130,000.00) pursuant to a separate agreement between Tenant and Lee & Associates. Tenant shall indemnify and hold Landlord and Cushman & Wakefield of California, Inc. harmless from and against any claim (including, but not limited to, costs, expenses, and attorneys’ fees incurred in connection with any such claim) by any person or entity, including Lee & Associates (but excluding Cushman & Wakefield of California, Inc.), claiming a brokerage commission or other payment by reason of the execution of this Lease by Tenant.”

4. Initial Letter of Credit. Section 18.1.3 of the Lease is hereby deleted in its entirety and the following substituted in place thereof:

“18.1.3 Amount of Letter of Credit. The Letter of Credit shall initially be in the face amount of Five Hundred Thousand Dollars ($500,000.00) which such initial Letter of Credit shall at all times remain at Five Hundred Thousand Dollars ($500,000.00) until sixty (60) days following the Expiration Date or sixty (60) days following the last day of the Option Term, if Tenant elects to extend the term of this Lease pursuant to Section 2.3.”

5. Increase of Security Deposit. There is hereby added to the Lease the following Section 18.l.8:

“18.1.8 Additional Letter of Credit. At any time on or before July 31, 2008, Tenant shall have the right, but not the obligation, to deliver to Landlord an additional Letter of Credit for an additional face amount of Five Hundred Thousand Dollars ($500,000.00) (the “Additional Letter of Credit”), which such Additional Letter of Credit shall be on all of the same terms and conditions as the initial Letter of Credit provided under the terms of Section 18.1 of this Lease, except that provided no Tenant Default shall be outstanding, or with the passage of time would occur on any date for the reduction of the face amount of the Additional Letter of

Credit, the face amount of the Additional Letter of Credit shall be reduced by One Hundred Thousand Dollars ($100,000.00) on each August 1, commencing August 1, 2009 and continuing to August 1, 2014. In the event the Additional Letter of Credit is not reduced because a Tenant Default exists, or with the passage of time would occur, the then outstanding amount of the Additional Letter of Credit shall remain in force until the earlier of the cure of the Tenant Default, or the event which, with the passage of time, would cause a Tenant Default or sixty (60) days following the Expiration Date or the last day of the Option Term, if Tenant elects to extend the term of this Lease pursuant to Section 2.3; provided, however, nothing herein contained shall be construed as limiting Landlord’s rights to draw on the initial Letter of Credit or the Additional Letter of Credit under the terms of this Lease.”

6. Termination of Landlord’s Occupancy. Anything in the Lease to the contrary notwithstanding, Landlord shall vacate the entirety of the demised premises on or before February 1, 2008.

7. Alterations. Landlord hereby approves the construction of Tenant Improvements as described in Exhibit “A” attached hereto and by this reference made a part hereof; provided, however, Tenant agrees that on or before the Expiration Date (as the same may be extended), Tenant will restore the demised premises to its original condition, ordinary wear and tear excepted, as of the Commencement Date.

8. Estoppel Provisions. As additional consideration for this First Amendment, Lessee her by certifies that, as of the date hereof:

(a) The Lease, as amended, is in full force and effect.

(b) Tenant is in possession of the demised premises.

(c) There are no uncured defaults on the part of Landlord under the Lease, as amended.

(d) There are no existing defenses or offsets which Tenant has against the enforcement of the Lease, as amended, by Landlord.

9. No Other Modification. Except as modified by this First Amendment, the Lease remains in full force and effect.

10. Miscellaneous. This First Amendment shall bind, and shall inure to the benefit of, the successors and assigns of the parties. This document may be executed in counterparts with the same force and effect as if the parties had executed one instrument, and each such counterpart shall constitute an original hereof. No provision of this First Amendment that is held to be inoperative, unenforceable or invalid shall affect the remaining provisions, and to this end all provisions hereof are hereby declared to be severable. This First Amendment shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this First Amendment effective the date first above written.

LANDLORD		TENANT

SANTA CLARA, LLC, a California limited liability company		PSYOP, INC., a New York corporation

By:	/s/ Nely Galan	By:	/s/ Sandy Selinger
Name:	Nely Galan	Name:	Sandy Selinger
Its:	Manager	Its:	VP Operation & Finance

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